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                                                             10-Q: EXHIBIT 10.51


                                                         Confidential Memorandum

[Amylin Pharmaceuticals Letterhead]


TO:     Final Memo

FROM:   Rick Haugen

DATE:   March 16, 1998

RE:     Special Bonus Award



The Company's Compensation Committee recently approved a Supplemental Incentive Bonus Program (the "Program") for certain Amylin employees that they believe will be critical to Amylin's success in the next 2 years. The benefits available under the Program are set out in the following description.

ELIGIBLE EMPLOYEES: Only employees specifically designated by the Compensation Committee of the Company's Board of Directors (referred to herein as "Eligible Employee(s)") are eligible to receive a benefit under the Program. As a named recipient of this Program description memorandum you have been designated an Eligible Employee.

PRIMARY BENEFIT: Each Eligible Employee will receive a cash bonus equal to fifty percent (50%) of his/her base salary on March 1, 2000, less applicable payroll taxes and benefit contributions, (the "Supplemental Bonus") if he/she meets the following qualifications: (1) the Eligible Employee must be continuously employed by the Company, or an affiliate of the Company, on a full-time basis through March 1, 2000 (the "Bonus Date"); and (2) the Eligible Employee must maintain a performance rating of "good" or better from March 1, 1998 through the Bonus Date. Supplemental Bonuses will be paid by the Company as soon as practicable following the Bonus Date.

CHANGE IN CONTROL BENEFITS: In the event of a Change in Control of the Company or, in some cases, an affiliate of the Company prior to the Bonus Date, an Eligible Employee may be eligible to receive a pro-rata portion of the Supplemental Bonus (calculated as set forth below) if he/she meets the following qualifications: (1) the Eligible Employee is continuously employed by the Company, or an affiliate of the Company, on a full-time basis from March 1, 1998 until the date immediately prior to the effective date of such Change in Control; and (2) the Eligible Employee has maintained a performance rating of "good" or better throughout such period (the "CIC Qualifications"). If you are an employee of an affiliate of the Company, then you may also be able to receive a portion of the Supplemental Bonus in the event of an independent Change in Control of that affiliate if: (1) prior to such Change in Control of the affiliate the Company has not offered you an equivalent employment position with the Company or another affiliate of the Company; and (2) you have otherwise satisfied the CIC Qualifications. No Eligible Employee will receive more than one bonus, or portion thereof, under the Program.



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The pro-rata portion of the Supplemental Bonus to be paid to a qualifying
Eligible Employee in the event of a Change in Control shall be equal to: fifty percent (50%) of the Eligible Employee's base salary on the date immediately preceding the triggering Change in Control multiplied by the quotient of the actual number of days elapsed from March 1, 1998 through such date divided by
730. Any such bonus shall be paid by the Company on the date immediately preceding the triggering Change in Control.

For purposes of this Program description, "Change in Control" means any transaction or series of related transactions in which a third party acquires or becomes the beneficial owner of (i) more than fifty percent (50%) of the outstanding voting securities of Amylin or the surviving entity, whether by merger, consolidation, reorganization, tender offer or similar means, or (ii) substantially all of the assets of Amylin.

PARTICIPATION IN COMPANY-WIDE PROGRAMS: The Supplemental Bonus shall be in addition to any other bonus (cash, stock or otherwise) program now or hereafter offered to employees of the Company for which the Eligible Employee is also eligible.

CONFIDENTIALITY: This Supplemental Bonus Program will not be announced publicly to the Company. Consequently, we ask that you keep this memorandum and its contents strictly confidential. Please do not discuss the Program or your eligibility with anyone outside the Company or any employee of the Company, including your supervisor. If you have any questions concerning this Supplemental Bonus Program please contact me or Sue Burgess directly.

AT-WILL EMPLOYMENT: This Supplemental Bonus Program shall not be construed as creating a contract, express or implied, of continued employment or of employment for a particular period of time. Employment is at-will, that is either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will relationship shall remain in full force and effect notwithstanding any statement to the contrary made by any Company personnel or set forth in any document.




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